CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated April 25, 2013, relating to the consolidated financial statements and related financial statement schedules of Actions Semiconductor Co., Ltd. and the effectiveness of Actions Semiconductor Co., Ltd.'s internal control over financial reporting, appearing in the Annual Report on Form 20-F of Actions Semiconductor Co., Ltd. for the year ended December 31, 2012.

/s/ Deloitte Touche Tohmatsu

Deloitte Touche Tohmatsu

Hong Kong

September 13, 2013